Exhibit 3.2

JDS UNIPHASE CORPORATION
(formerly Uniphase Corporation)
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATION
OF THE VOTING POWERS, DESIGNATION,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS OF THE
SERIES B PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

The undersigned officers of JDS Uniphase Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

FIRST:  That, no shares of the Series B Preferred Stock have been issued.

SECOND:  That, pursuant to the authority conferred upon the Board of Directors of the Corporation by its Restated Certificate of Incorporation (the “Certificate”), the said Board of Directors, at a duly called meeting held on February 6, 2003, at which a quorum was present and acted throughout, adopted the following resolutions, which resolutions remain in full force and effect on the date hereof setting forth an amendment of the Certificate of Designation of the Voting Powers, Designation, Preferences and Relative, Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions of the Series B Preferred Stock of the Corporation:

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate, the Board of Directors does hereby create, authorize and provide for an additional 400,000 shares out of its authorized class of 1,000,000 shares of preferred stock having a par value of $.001 per share to be designated and issued as the Series B Preferred Stock, for an aggregate total of 500,000 shares of Series B Preferred Stock, having the voting powers, designation, relative, participating, optional and other special rights, preferences and qualifications, limitations and restrictions that are set forth in the Certificate of Amendment of Certificate of Designation of the Voting Powers, Designation, Preferences and Relative, Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions of the Series B Preferred Stock; and

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate, the Board of Directors does hereby amend Section 1(A) of the Certificate of Designation of the Voting Powers, Designation, Preferences and Relative, Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions of the Series B Preferred Stock to read in its entirety as follows:

                “1.           Dividends and Distributions.   (A) Subject to the prior and superior rights of the holders of any shares of any other Series of Preferred Stock or any other shares of stock of the Corporation ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends, each holder of one one-hundred thousandth (1/100,000) of a share (a “Unit”) of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, (i) quarterly dividends payable in cash on the last day of February, May, August and November in each year (each such date being a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of such Unit of Series B Preferred Stock, in an amount per Unit (rounded to the nearest cent) equal to the greater of (a) $.01 or (b) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series B Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series B Preferred Stock.  In the event that the Corporation shall at any time after June 22, 1998 (the “Rights Declaration Date”) (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series B Preferred Stock was entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.”

                THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, JDS Uniphase Corporation has caused this Certificate to be signed by its Co-Chairman and Chief Executive Officer and its Secretary this 6th day of February 2003.

JDS UNIPHASE CORPORATION

By:	/s/ Jozef Straus, Ph.D
Jozef Straus, Ph.D.
Co-Chairman and Chief Executive Officer

By:	/s/ Anthony R. Muller
Anthony R. Muller
Executive Vice President,
Chief Financial Officer and Secretary
(Principal Financing and Accounting Officer)